As filed with the Securities and Exchange Commission on June 3, 2002 Reg. No. 33

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

I2CORP.COM
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization)	84-1423373 (I.R.S. Employer identification No.)

5392 S. Eastern Avenue, Building A—North
Las Vegas, Nevada, 89119
(702) 597-3331
(Address of principal executive offices)

ADVISORY AND CONSULTING AGREEMENT
(Full title of plan)

Christopher P. Almida
President
5392 S. Eastern Avenue, Building A — North
Las Vegas, Nevada, 89119
(Name and address of agent for service)

(702) 597-3331
(Telephone number, including area code of agent for service)

Copy to:
Owen Naccarato, Esq.
19600 Fairchild, Suite 260
Irvine, CA 92612
(949) 851-9261 / (949) 851-9262 (fax)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock
( par value .001)	1,500,000	$0.08	$120,000	$11.04
	3,500,000	$0.04	$140,000	$12.88

Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the exercise price of 3,500,000 options at $0.04 per share and 1,500,000 option at $.08 per share.

1

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by I2CORP.COM (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

     (a) the Company’s annual report on Form 10-KSB for the fiscal year ended March 31, 2001 (Commission File No. 000-27603):

     (b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since March 31, 2001 through the date hereof; and

     (c) the Registrant’s Form 10SB12G filed on October 12, 1999 pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock, and

     (d) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officer

Pursuant to Nevada Revised Statutes Section 78.7502 and 78.751 our Articles of Incorporation and bylaws provide for the indemnification of present and former directors and officers and each person who serves at our request as our officer or director. Indemnification for a director is mandatory and indemnification for an officer, agent or employee is permissive. We will indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interest. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. This right of indemnification shall not be exclusive of other rights the individual is entitled to as a matter of law or otherwise.

3

     We will not indemnify an individual adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

     Our bylaws provide that individuals may receive advances for expenses if the individual provides a written affirmation of his good faith belief that he has met the appropriate standards of conduct and he will repay the advance if he is judged not to have met the standard of conduct.

Commission Policy

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     The Exhibits to this registration statement are listed in the index to Exhibits on page 9.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of The Securities Act 1933:

4

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

     The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

5

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on June 3, 2002.

I2CORP.COM By /s/ Christopher P. Almida —————————————— Christopher P. Almida, President

Each person whose signature appears below hereby constitutes and appoints Christopher P. Almida as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933. Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher P. Almida ———————————— Christopher P. Almida	President and Director	June 3, 2002

/s/ deedee Molnick ———————————— deedee Molnick	Chief Executive Officer and Director	June 3, 2002

/s/ H. Yale Gutnick ———————————— H. Yale Gutnick	Director	June 3, 2002

/s/ Philip J. Anderson ———————————— Philip J. Anderson	Director	June 3, 2002

/s/ Suzanne Molnick ———————————— Suzanne Molnick	Director	June 3, 2002

/s/ Jesse Molnick ———————————— Jesse Molnick	Director	June 3, 2002

6

INDEX TO EXHIBITS

Exhibit NO.	Description

4.1	Advisory and Consulting Agreement - Lucinda Wei

4.2	Advisory and Consulting Agreement - W. B. Orlin

5.1	Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1	Consent of Independent Certified Public Accountants.

23.2	Consent of Counsel (included as part of Exhibit 5.1)

7